Exhibit 99.3

CONFIDENTIAL

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is entered into as of November 12, 2020, by and among Zoom Telephonics, Inc., a Delaware corporation (“Parent”), Minim Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (“Holder”) of capital stock of the Company.  Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), dated as of November 12, 2020, by and among Parent, the Company, Elm Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and prior to the Effective Time Graham Chynoweth and, after the Effective Time David Aronoff, solely in each such Person’s capacity as representative of the stockholders of the Company (the “Representative”), Merger Sub shall merge with and into the Company with the Company being the surviving entity of the merger (the “Merger”);

WHEREAS, as a result of the consummation of the Merger, the Company Capital Stock held by the Company Stockholders shall be converted into the right to receive consideration as set forth in the Merger Agreement, subject to and conditioned upon the terms and conditions therein (the “Consideration”);

WHEREAS, the Merger Agreement contemplates that those Company Stockholders who are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933 (as amended, the “Securities Act”) shall receive the Consideration deliverable to such Persons in the form of shares of the Parent Common Stock (all as is further set forth in the Merger Agreement);

WHEREAS, it is a condition to the obligation of Parent and Merger Sub to effect the Merger that Parent shall have received an executed copy of this Agreement from the Company Stockholders holding at least 95% of the outstanding Company Capital Stock; and

WHEREAS, in order to induce Parent and Merger Sub to complete the transactions contemplated by the Merger Agreement, Holder is willing to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           Representations and Warranties of Holder.  Holder hereby represents and warrants to Parent as follows:

(a)          Holder’s address and email address set forth on the signature page hereto is correct as of the date hereof.  If Holder’s address or email address changes prior to Closing, Holder shall notify Parent and the Company of such change.

(b)         Holder has completed the investor questionnaire attached hereto as Exhibit A, and the information set forth therein is accurate and complete.  Holder understands and acknowledges that Parent is relying on such investor questionnaire to determine whether Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is using such information for purposes of confirming the availability of an exemption from the registration and prospectus delivery requirements under the Securities Act in connection with issuing the Parent Common Stock in the Merger.

(c)         If Holder is an entity, it has all requisite power and authority or, if Holder is an individual, he/she has the legal capacity, to enter into this Agreement and any other agreement to which Holder is, or is to be, a party in connection with the Merger (this Agreement and such other agreements (if any), collectively, the “Holder Agreements”), and to perform its, his or her covenants and obligations hereunder and, if applicable, thereunder.  If Holder is an entity, the execution and delivery of the Holder Agreements and the performance by Holder of its covenants and obligations under the Holder Agreements have been duly authorized by all necessary action on the part of Holder and no further action is required on the part of Holder to authorize the Holder Agreements or the performance by Holder of its covenants and obligations hereunder or, if applicable, thereunder.  This Agreement and the other Holder Agreements have been, or shall be upon execution by Holder, duly executed and delivered by Holder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and legally binding obligations of Holder, enforceable against Holder in accordance with their respective terms, subject to the General Enforceability Exceptions.

(d)         As of the date hereof, there is no Action of any nature pending, or to the knowledge of Holder, threatened, against Holder or any of Holder’s properties (whether tangible or intangible) or, if Holder is an entity, any of Holder’s officers, managers or directors (in their capacities as such), arising out of or relating to: (i) Holder’s beneficial ownership of securities of the Company or any right to acquire the same, (ii) Holder’s capacity as a Company Stockholder, (iii) the Holder Agreements, the Merger Agreement or any of the transactions contemplated hereby or thereby, (iv) any contribution, assignment, sale or other transfer of assets (tangible and intangible) by Holder (or any of its Affiliates) to the Company or any of its Affiliates or (v) any other Contract between Holder (or any of its Affiliates) and the Company or any of its Affiliates.  As of the date hereof, there is no Action pending or, to the knowledge of Holder, threatened against Holder with respect to which Holder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(e)         The execution and delivery by Holder of this Agreement and each other Holder Agreement (if any), and the performance by Holder of its, his or her covenants and obligations hereunder and, if applicable, thereunder shall not conflict with (i) any provision of the Charter Documents of Holder if Holder is an entity, (ii) any Contract to which Holder or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of Holder in order to enable Holder to execute and deliver this Agreement and each other Holder Agreement (if any), and perform its, his or her covenants and obligations hereunder and, if applicable, thereunder.

(f)         Holder has (i) received a copy of the Merger Agreement, this Agreement and each other Holder Agreement (if any), (ii) had the opportunity to carefully read each such agreement and the Parent SEC Reports referred to in Section 4.8 of the Merger Agreement, (iii) has discussed the foregoing with Holder’s professional advisors to the extent Holder has deemed necessary and (iv) understands his, her or its obligations hereunder.

(g)         Holder is the sole record owner of, and is a beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the securities of the Company set forth on the signature page hereto (collectively, the “Holder Securities”) (subject to, in the case of individuals, applicable community property laws, if any), and such Holder Securities are, or as of the Closing shall be, free and clear of any Encumbrances of any kind (except for restrictions arising under applicable securities Laws, this Agreement, the Merger Agreement, any Holder Agreement, the Charter Documents and any Company Stock Option Grant Agreement between Holder and the Company (if applicable)), and any right of first refusal or limitation on disposition (if any) shall be terminated concurrently with the Closing.  Holder is not a party to any Contract with respect to the voting of equity securities of the Company (other than the Voting Agreement (as defined below)) or relating to the allocation of the Merger Consideration in a manner that is inconsistent with the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any).  Other than the Holder Securities, Holder does not beneficially own any other securities of the Company or any of its Affiliates or rights to acquire securities of the Company or any of its Affiliates.

(h)         Holder has not (i) Transferred any of the Holder Securities, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Holder Securities or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(i)          Holder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Merger Agreement, this Agreement or any other Holder Agreement (if any), or in connection with the Merger or any other transaction contemplated thereby (except to the extent Holder bears any liability therefor pursuant to the terms of the Merger Agreement, this Agreement or any other Holder Agreement (if any)).  Neither Parent nor the Surviving Entity shall incur any Liabilities, either directly or indirectly, to any investment banker, broker, advisor, finder or similar party as a result of the Merger Agreement, this Agreement or any other Holder Agreement (if any) or the Merger or any other transaction contemplated hereby or thereby due to arrangements entered into by Holder with any such investment banker, broker, advisor, finder or similar party.

2.          Further Representations and Warranties Regarding Parent Common Stock.  If Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is to receive Parent Common Stock pursuant to the terms of the Merger Agreement, Holder further represents and warrants as follows:

(a)          Holder is acquiring the Parent Common Stock for investment for Holder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.

(b)         Holder understands and acknowledges that Holder’s investment in the Parent Common Stock involves a high degree of risk and has sought such accounting, legal and tax advice as Holder has considered necessary to make an informed investment decision with respect to Holder’s acquisition of the Parent Common Stock.  Holder is fully aware of: (i) the highly speculative nature of an investment in the Parent Common Stock, (ii) the financial hazards involved, (iii) the lack of liquidity of the Parent Common Stock including the restrictions on Transfer and other obligations with respect thereto set forth in this Agreement and the Merger Agreement (including that Holder shall be required to bear the financial risks of holding Parent Common Stock for an indefinite period of time, and that there is no guarantee that Holder shall be able to achieve liquidity with respect to any Parent Common Stock that Holder receives in connection with the Merger Agreement) and (iv) the tax consequences of acquiring the Parent Common Stock.  Holder has such knowledge and experience in financial and business matters such that Holder is capable of evaluating the merits and risks associated with consummating the Merger and accepting the Parent Common Stock as consideration in the Merger in accordance with the terms of this Agreement, the Merger Agreement and, if applicable, any other Holder Agreements, has the capacity to protect Holder’s own interests in connection with the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and, if applicable, any other Holder Agreements, and is financially capable of bearing a total loss of the Parent Common Stock.

(c)         Holder has received or has had full access to information (including, without limitation, the Parent SEC Reports) that Holder considers necessary or appropriate to make an informed investment decision with respect to the Parent Common Stock to be issued in connection with the Merger, and has had an opportunity to ask questions and receive answers regarding the business, properties, prospects and financial condition of Parent.

(d)        Holder understands and acknowledges that the Parent Common Stock issued in connection with the Merger Agreement shall be issued in a transaction exempt from registration by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations set forth in this Agreement (including in the investor questionnaire attached as Exhibit A hereto).

(e)         Holder understands and acknowledges that the Parent Common Stock issued in connection with the Merger Agreement constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available.  Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.  Holder further understands and acknowledges that Parent is under no obligation, and does not intend, to register the resale of the Parent Common Stock that are issuable to Holder in connection with the Merger Agreement.

3.           Agreements of Holder.

(a)        Holder hereby acknowledges and agrees that he, she or it is a “Company Stockholder” under the Merger Agreement and agrees to be bound by the provisions of the Merger Agreement expressly applicable to the Company Stockholders, including without limitation (i) the amount, form and allocation of Merger Consideration deliverable in accordance with Article 2 of the Merger Agreement and (ii) the stock transfer restrictions and stock registration obligations set forth in Article 6 of the Merger Agreement.

(b)         If Holder holds Preferred Stock, Holder hereby irrevocably waives any and all rights of Holder with respect to any rights of redemption pursuant to the Charter Documents and Holder agrees not to exercise any such rights or deliver (or participate in the delivery of) any Redemption Notice (as defined in the Charter Documents) following the Agreement Date.

(c)        From the date hereof until the earlier of the Effective Time or the termination of this Agreement, unless otherwise consented to in writing by Parent or in connection with a Permitted Transfer, Holder shall not (i) Transfer any Holder Securities, (ii) grant any option, warrant, call or any other right to purchase or otherwise acquire any Holder Securities or any interest therein, or (iii) enter into any Contract with respect to any of the matters contemplated by clauses (i) or (ii). The foregoing restrictions shall not prohibit (1) any Transfers of Holder Securities by Holder to immediate family members of Holder or estate planning trusts established for the benefit of Holder or any immediate family members of Holder, or (2) any Transfers of Holder Securities to any wholly owned subsidiary, parallel fund, Affiliate, partner, limited partner, stockholder or member, as applicable, of Holder (each, a “Permitted Transfer”); provided, in each case, (A) the transferee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and (B) the transferee and Holder expressly agree to be bound by the provisions of this Agreement (x) with respect to such transferred Holder Securities and (y) as if such transferee were a Holder, in a written instrument reasonably acceptable to Parent and the Company, and Holder provides written notice of such Permitted Transfer no later than three days prior to the consummation of such Permitted Transfer.

(d)        Any Company Capital Stock or other equity securities of the Company that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the Agreement Date and prior to the Effective Time, including by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if such securities were included on the signature page hereto.

(e)          Holder hereby irrevocably and unconditionally waives and agrees not to assert any appraisal or dissenter’s rights or similar rights under applicable Law with respect to the Merger.

(f)          Holder shall not knowingly take any action with the intent that such action would (i) make any representation or warranty contained herein untrue or incorrect or (ii) have the effect of impairing the ability of Holder to perform its, his, or her obligations under this Agreement or any other Holder Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement, any Holder Agreement, or the Written Consent.

(g)         Holder agrees that he, she or it shall not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any legal proceeding, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of the Written Consent, the Merger Agreement, the Company Ancillary Agreements, this Agreement or, if applicable, any other Holder Agreement or the consummation of the Merger and the other transactions and matters contemplated by the Written Consent or any such other agreements or (ii) alleges that any actions taken (or omitted) in connection with or in furtherance of the Merger or any of the other transactions contemplated by the Written Consent, the Merger Agreement, the Company Ancillary Agreements, this Agreement or, if applicable, any other Holder Agreement breaches any fiduciary duty, whether of the board of directors of the Company or any member thereof, of any officer of the Company or of any holder of Company Capital Stock or other securities of the Company.

(h)        Holder acknowledges and understands that the representations, warranties and covenants by Holder set forth herein and, if applicable, the other Holder Agreements and any obligations set forth in the Merger Agreement applicable to the Company Stockholders shall be relied upon by Parent, Merger Sub, the Company, the Surviving Entity and their respective Affiliates and counsel, and that substantial Liabilities may be incurred by such Persons if Holder’s representations, warranties, or covenants set forth herein and the other Holder Agreements and any obligations set forth in the Merger Agreement applicable to Holder are inaccurate, are breached or are not complied with. Holder shall promptly execute and deliver to the Company the Written Consent. Holder hereby agrees to vote or exercise its right to consent with respect to all of the capital stock of the Company that Holder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related to any of the foregoing at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof) or such other actions, are submitted for the consideration and vote of the stockholders of the Company.  Holder hereby agrees that it will not vote any capital stock of the Company in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

4.           Representative.  Holder hereby agrees to the appointment of, prior to the Effective Time, Graham Chynoweth, and after the Effective Time, David Aronoff, as the Representative (as such term is defined in the Merger Agreement) and as the attorney-in-fact and agent for and on behalf of Holder and the other Company Stockholders with respect to all matters for which authority is granted to the Representative under the Merger Agreement, hereby agrees to all terms and provisions of the Merger Agreement, including without limitation those set forth in Section 11.1 thereof, and hereby authorizes and approves the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to and in accordance with the authority granted to it under the Merger Agreement.

5.           Confidentiality.  Holder agrees to keep confidential and not divulge, furnish or make accessible the terms of, or divulge the existence of, the Merger Agreement, this Agreement and, if applicable, the other Holder Agreements or the Merger or any of the other transactions contemplated hereby or thereby to anyone (other than: (a) to directors, officers, managers, attorneys, accountants or financial advisors of Holder, in each case who (i) have a need to know such information in order to fulfill their obligations to Holder or its members, securityholders, limited partners, investors, or stockholders, as applicable, (ii) are made aware of the confidential nature of the information, (iii) are directed by Holder to keep such information confidential and (iv) are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information or (b) in the case of a Holder that is a venture capital or private equity fund, to the general and limited partners, stockholders or members or prospective general and limited partners, stockholders or members of such Holder to the extent such disclosure is made in the ordinary course of such Holder’s business in connection with its marketing, reporting and fundraising activities or to the extent necessary to satisfy such Holder’s reporting requirements under applicable agreements with such parties in effect on the date of this Agreement; provided any such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5; provided further that Holder shall be liable to Parent for any Losses resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by Holder pursuant to the foregoing clauses (a) or (b).  Notwithstanding the forgoing, nothing in this Section 5 shall prohibit Holder from disclosing such information (A) that has otherwise been made public (other than as a result of disclosure (x) by Holder in violation of the terms of this Agreement or (y) by any Person to whom Holder disclosed such information who violated the terms of any confidentiality obligation to Holder); (B) that such Holder is required by applicable Law or any applicable Action to divulge or disclose such information, in which case Holder shall use its reasonable best efforts to limit such disclosure as permitted under applicable Law; (C) that Holder is required by an applicable process, subpoena or order to disclose; provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent to obtain a protective order to take such other legal steps to protect its interest in such information; (D) as is reasonably necessary to enforce or defend any Action under this Agreement, the Merger Agreement, or, if applicable, the other Holder Agreements; (E) in accordance with his, her or its duties as a service provider to the Company prior to the Closing and to Parent or one of its Affiliates following the Closing; (F) to the Representative and its advisors (including the advisory group to the Representative) in connection with the Merger or the transactions contemplated by the Merger Agreement; or (G) to other Company Stockholders and their respective advisors; provided, that the applicable Company Stockholder and each of its respective advisor is obligated to maintain the confidentiality of the information.  Notwithstanding anything herein to the contrary, this Section 5 shall terminate on the third (3rd) anniversary of the date hereof.

6.          Consent and Waiver; Termination of Certain Agreements.  Holder hereby irrevocably waives any and all notice, consent, preemptive, first offer, first refusal or other similar rights to which Holder may be entitled in connection with the Merger or the other transactions contemplated by the Merger Agreement, this Agreement or, if applicable, the other Holder Agreements, in each case in his, her, or its capacity as a Company Stockholder (whether such rights exist under the Charter Documents, the Amended and Restated Voting Agreement, dated as of April, 22, 2019, as amended (the “Voting Agreement”), any Contract of the Company to which such Holder is a party, under statutory or common law or otherwise).  Each of the agreements listed on Exhibit B attached hereto shall, contingent upon the occurrence of the Closing (each a “Terminated Agreement” and collectively the “Terminated Agreements”) automatically terminate and be of no further force or effect, and Holder agrees that Holder shall take no action with regard to pursuing any claim pursuant to such Terminated Agreement.  Furthermore, Holder and the Company each hereby acknowledges and agrees that to the extent any Terminated Agreement may, by its terms, only be terminated (or, if necessary, amended to provide for its termination as contemplated by this Section 6) pursuant to an agreement or other instrument, written or otherwise, between the Company and one or more other parties thereto, this Agreement, together with the other Support Agreements entered into by the Company Stockholders in connection with the Merger Agreement, who are also parties to such Terminated Agreement, shall be deemed to be one and the same instrument for purposes of satisfying the termination (or, if applicable, amendment providing for such termination) requirements set forth in any such Terminated Agreement.

7.           General Release.

(a)         Subject to, and effective as of, the Effective Time, Holder, on behalf of himself, herself or itself and each of his, her or its directors, managers, partners, securityholders, officers, successors, heirs, assigns or controlled Affiliates (but only to the extent, if any, that it has the right, power and authority to do so) (each, a “Releasor”), hereby irrevocably and unconditionally releases and forever discharges the Surviving Entity, Company, Parent, Merger Sub and their respective employees, directors, officers, managers, members, securityholders, attorneys, representatives, predecessors, successors or assigns (collectively, the “Released Parties”), from any and all claims, suits, demands, causes of action and Liabilities, of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, at any time up to and including the Effective Time (including under any Terminated Agreements) relating to, arising out of or in connection with Holder’s relationship with the Company, including as a result of Holder’s status as a Company Stockholder (the “Released Matters”); provided, that Released Matters shall not include any rights available to Holder (or the Representative  acting on Holder’s behalf) arising under or with respect to (i) the Merger Agreement, this Agreement, or any Holder Agreements, including the right to receive the applicable consideration pursuant to the terms of the Merger Agreement, (ii) if Holder is a current or former director or officer of the Company, the applicable indemnification provisions (if any) of the Charter Documents or any existing indemnification agreements between Holder and the Company that are disclosed on the Disclosure Schedules and rights with respect to any applicable directors’ and officer’s liability insurance (including the Tail Policy), (iii) if Holder is an employee of the Company, any claim for unpaid wages, base salary, bonuses, commissions, reimbursable out-of-pocket expenses, and other employment-related benefits that have accrued and are due and payable in the ordinary course of business; (iv) any commercial Contract by and between Holder, on the one hand, and the Company, on the other hand; or (v) Fraud by any Released Party.

(b)         Holder, on behalf of such Holder and each other Releasor (but only to the extent, if any, that it has the right, power and authority to do so), represents, warrants and covenants that Holder and each such Releasor (i) to the knowledge of the Holder, has no claims relating to, arising out of or in connection with any Released Matter, (ii) has not Transferred or assigned, or purported to Transfer or assign, any claims relating to, arising out of or in connection with any Released Matter and (iii) shall not Transfer or assign, or purport to Transfer or assign, any claims relating to, arising out of or in connection with any Released Matter, in each case against any of the Released Parties.

(c)          Holder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)         Contingent upon, and effective at, the Effective Time, Holder, on behalf of himself, herself or itself and each other Releasor (but only to the extent, if any, that it has the right, power and authority to do so), hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction.  Holder, on behalf of himself, herself or itself and each other Releasor (but only to the extent, if any, that it has the right, power and authority to do so), acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Holder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Holder’s intention, on behalf of himself, herself or itself and each other Releasor, subject to Section 7(a), to fully and finally and forever settle and release any and all Released Matters.  In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.  Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates to, or is in connection with, any of the Released Matters.

(e)         Holder represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives regarding this release.  Holder further represents that in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(f)         If Holder is married or has a domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit C (the “Spousal Consent”), executed by Holder’s spouse or domestic partner, as applicable.  Holder represents and warrants to Parent that Holder’s spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

8.          Termination.  If the Merger Agreement is terminated in accordance with its terms prior to the occurrence of the Effective Time, then this Agreement shall automatically terminate, without any action on the part of any Person, upon such termination; provided that the termination hereof shall not relieve Holder of any liability arising out of any breach hereof prior to such termination.  For the avoidance of doubt, Holder may not unilaterally terminate this Agreement following the execution hereof.

9.           Tax Matters.  Holder has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements.  Holder understands that it, he, or she must rely solely on its, his or her advisors and not on any statements or representations made by Parent, the Company or any of their respective Affiliates, agents or representatives.  Holder understands that Holder (and not Parent, the Company, or the Surviving Entity) shall be responsible for any Tax Liability for Holder that may arise as a result of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements.

10.         Miscellaneous.

(a)        Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight courier.  Such notices and other communications shall be effective and be deemed delivered and received (i) upon receipt if hand delivered, (ii) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Eastern time) on a Business Day, otherwise on the next Business Day after transmission, (iii) three Business Days after mailing if sent by mail, and (iv) one Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10(a):

If to Parent or Merger Sub:

Zoom Telephonics, Inc.
101 Arch Street
Boston, Massachusetts 02110
Attention:	Jacquelyn Barry Hamilton
E-Mail:	jhamilton@zoom.net

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
Exchange Place | 53 State Street
Boston, Massachusetts 02109
Attention:	Philip B. Taub
E-Mail:	ptaub@nixonpeabody.com

If to the Company:

Minim Inc.
848 Elm Street
Manchester, NH 03101
Attention:	Graham Chynoweth
E-Mail:	gray@minim.co

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention:	John J. Egan, III
E-Mail:	jegan@goodwinlaw.com

If to Holder to: the address for notice set forth on the signature page hereto.

(b)         Counterparts.  This Agreement may be executed in any number of counterparts (including via.pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  For the avoidance of doubt, counterparts may be delivered via electronic mail (including .pdf or any other electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

(c)         Entire Agreement.  This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (other than the Released Parties who are not party to this Agreement, which Persons are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Holder in accordance with its terms).

(d)         Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be declared invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the maximum extent permitted by Law, the original economic, business and other purposes of the void or unenforceable provision.

(e)         Remedies Cumulative.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages may not be an adequate remedy for any such damage.  The parties hereto agree that the parties shall be entitled to seek equitable relief by way of an injunction or injunctions, specific performance or otherwise (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, subject to Section 10(f) below, this being in addition to any other remedy to which they are entitled at law or in equity.

(f)          Governing Law.  This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware.

(g)        Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement or determined after reviewing this Agreement carefully that it would not seek such guidance or counsel and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(h)        WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i)          Amendments.  This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Parent, the Company, and Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

ZOOM TELEPHONICS, INC.

By:
	Name:	Jacquelyn Barry Hamilton
	Title:	Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

MINIM INC.

By:
	Name:	Graham Chynoweth
	Title:	Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

HOLDER

By:
Name:
Title:

Address:

Email:

Company capital stock beneficially owned:

Company Founder Preferred Stock
Company Series Seed Preferred Stock
Company Series Seed Plus Preferred Stock
Company Common Stock

[Signature Page to Support Agreement]

EXHIBIT A

INVESTOR QUESTIONNAIRE

This confidential Investor Questionnaire (this “Questionnaire”) is being provided to you in connection with a potential transaction (the “Transaction”) involving Minim Inc., a Delaware corporation (the “Company”), in which shares of common stock of Zoom Telephonics, Inc., a Delaware corporation (“Securities”) may be issued to certain stockholders of the Company (the “Company Stockholders”).  If the Transaction is consummated, the Securities will be issued without registration under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, in reliance on the exemptions contained in Section 4(a)(2) of the Act and/or on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  This Questionnaire will be used to determine whether the Company Stockholders will meet the applicable suitability requirements for these exemptions.  The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security.  You must answer all applicable questions and complete, date and sign this Questionnaire.  Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

This Questionnaire and the information contained herein, including the fact that the Company may engage in the potential Transaction, constitutes confidential information of the Company.  You should not disclose this information, or share this Questionnaire, with any other person other than your legal, tax, accounting and financial advisors on a confidential basis.

A.	Background Information.

Name:
Residential (if an individual) or Business Address (if an entity):
(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number:

Social Security or Taxpayer Identification No.

If an individual:
Age:	Citizenship:

If a corporation, partnership, limited liability company, trust or other entity:
Type of entity:
State of formation:	Date of formation:

B.	Status as Accredited Investor (Please initial (i) or (ii)).

(i) The undersigned is not an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Act. The undersigned has such knowledge and experience in financial and business matters that make such stockholder capable of evaluating the merits and risks of an investment in the Company and is able to bear all economic risk of investment in the Company and any successor to the Company, including a complete loss of the undersigned’s investment therein.

(ii) The undersigned is an “accredited investor” as such term is defined in Regulation D under the Act, as at the time of the sale of the Securities the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):

____ (1)         I am a natural person whose individual net worth, or joint net worth with my spouse or spousal equivalent, exceeds $1,000,000. For purposes of this Section, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. “Total liabilities” excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Securities are purchased, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the closing date for the sale of Securities for the purpose of investing in the Securities. “Spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse. Joint net worth can be the aggregate net worth of a person and spouse or spousal equivalent; assets do not need to be held jointly to be included in the calculation.

____ (2)         I am a natural person who had individual income exceeding $200,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year. For purposes of this Section, “income” means annual adjusted gross income, as reported for federal income tax purposes, plus (i) the amount of any tax-exempt interest income received; (ii) the amount of losses claimed as a limited partner in a limited partnership; (iii) any deduction claimed for depletion; (iv) amounts contributed to an IRA or Keogh retirement plan; (v) alimony paid; and (vi) any gains excluded from the calculation of adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code of 1986, as amended.

____ (3)          I am a natural person who had joint income with my spouse or spousal equivalent exceeding $300,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year, as defined above.

____ (4)         I am a director, executive officer or general partner of the Company, or a director, executive officer or general partner of a general partner of the Company. For purposes of this Section, “executive officer” means the president; any vice president in charge of a principal business unit, division or function, such as sales, administration or finance; or any other person or persons who perform(s) similar policymaking functions for the Company.

____ (5)         I am a natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65).

____ (6)          I am a natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer.

____ (7)          A bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

____ (8)          A broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

____ (9)          An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.

____ (10)        An investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act of 1940.

____ (11)        An insurance company, as defined in Section 2(a)(13) of the Securities Act.

____ (12)        An investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

____ (13)        A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____ (14)        A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act.

____ (15)        A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

____ (16)        An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million, or if the employee benefit plan is a self-directed plan in which investment decisions are made solely by persons that are accredited investors.

____ (17)        A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

____ (18)       A corporation, Massachusetts or similar business trust, partnership, or limited liability company or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

____ (19)        A trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

____ (20)        An entity in which all of the equity owners (whether entities themselves or natural persons) are accredited investors and meet the criteria listed in either this Section of this Questionnaire.

____ (21)       An entity of a type not listed in clauses (7) through (20) above, that is not formed for the specific purpose of acquiring the Securities and owns investments in excess of $5 million. For purposes of this clause, “investments” means investments as defined in Rule 2a51-1(b) under the Investment Company Act of 1940.

____ (22)       A family office, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the Securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment.

____ (23)       A family client, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements of clause (22) above and whose prospective investment in the Issuer is directed by that family office pursuant to clause (22)(iii) above.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Investor Questionnaire as of the date last written below, and declares that it is truthful and correct.

(print name of Company Stockholder)

By:
(signature of Company Stockholder)

Title:
(required for any Company Stockholder that is a corporation, partnership, trust or other entity)

Date:

EXHIBIT B

TERMINATED AGREEMENTS

•	Amended and Restated Certificate of Incorporation of the Company, dated as of April 11, 2019, as amended

•	Bylaws of the Company, as amended

•	The Company 2018 Stock Option and Grant Plan, as amended

•	The Voting Agreement

•	The Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April, 22, 2019, as amended

•	[The Amended and Restated Investors’ Rights Agreement, dated as of April, 22, 2019, as amended (the “Voting Agreement”)][1]

 1 To be included as applicable.

EXHIBIT C

SPOUSAL CONSENT

I, _______________, spouse/domestic partner of __________________(“Holder”), acknowledge that I have read the Support Agreement executed by Holder, entered into on November 12, 2020 (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding Company Capital Stock (as defined in the Merger Agreement) that my spouse/domestic partner may own, including any interest that I might have therein.

I understand and agree that my interest, if any, in any Company Capital Stock subject to the Agreement shall be irrevocably subject to the Agreement.  I further understand and agree that any community property interest that I may have in such Company Capital Stock shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated:	Signature:
Print Name: